Exhibit 15.2

Zhejiang Taihang Law Firm

35F, Dikai Chengxing International Building, No. 98, Chengxing Road, Shangcheng District, Hangzhou, Zhejiang, 310020, China

Date：July 30, 2024

To:

UTime Limited (the “Company”)

7th Floor, Building 5A, Shenzhen Software Industry Base, Nanshan District

Shenzhen, PRC, 518061

Dear Sir/Madam:

We hereby consent to the reference of our name under the heading “Item 3.D. Risk Factors” in UTime Limited’s Annual Report on Form 20-F for the year ended March 31, 2024 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of July 2024, and the summary of our opinion under the heading “Item 3.D. Risk Factors”, “Item 4.B. Information on the Company—Business Overview—Regulations” in the Annual Report. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Rong Huang

Name: Rong Huang

Title: Lawyer

On behalf of: Zhejiang Taihang Law Firm

Address: 35F, Dikai Chengxing International Building, No. 98, Chengxing Road, Shangcheng District, Hangzhou, Zhejiang, 310020, China

Web：http://www.taihanglawyer.com

Tel: +86-571-85862509